Exhibit 3.1

                          ARTICLES OF INCORPORATION OF
                              SONOMA VALLEY BANCORP

                                        I

     The name of this corporation is Sonoma Valley Bancorp.

                                       II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

     The corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which the corporation is authorized to issue is Ten Million (10,000,000).

                                       IV

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is also authorized to provide for indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

                                        V

     The name and address in this State of this corporation's initial agent for service of process is Mel Switzer, Jr., 202 West Napa Street, Sonoma, California 95476.



     IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.



                                            /S/ Mel Switzer
                                            ------------------------------
                                            Mel Switzer, Jr.